AMENDMENT NO. 1 TO STOCKHOLDER'S RIGHTS AGREEMENT

This Amendment No. 1 ("Amendment 1") is entered into as of the 1 day of October, 2009 by and between DayStar Technologies, Inc., a Delaware corporation (the "Company"), and Computershare Trust Company, N.A., a federally chartered trust company (the "Rights Agent"), and amends that certain Stockholder Rights Agreement, dated as of May 6, 2008 entered into by the Company and the Rights Agent (the "Rights Agreement").

RECITALS

WHEREAS, pursuant to Section 27 of the Rights Agreement, prior to the occurrence of a Section 11(a)(ii) Event (a "Triggering Event"), the Company and the Rights Agent shall, if the Board of Directors of the Company so directs, supplement or amend any provision of this Agreement as the Board of Directors of the Company may deem necessary or desirable without the approval of any holders of certificates representing shares of Common Stock of the Company; and

WHEREAS, the Board of Directors of the Company desires to clarify certain provisions of the Rights Agreement that defines an "Exempt Person" under Section 1(a); and

WHEREAS, on September 25, 2009 the Board of Directors of the Company authorized and directed the Company and the Rights Agent under the Rights Agreement to amend the first paragraph of Section 1(a) of the Rights Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

AGREEMENT

(1) Amendment to Section 1(a). Section 1(a), first paragraph, of the Rights Agreement is hereby deleted and replaced it in its entirety as follows:

(a) "Acquiring Person" shall mean any Person (as such term is hereinafter defined) who or which, together with all Affiliates (as such term is hereinafter defined) and Associates (as such term is hereinafter defined) of such Person, shall be the Beneficial Owner (as such term is hereinafter defined) of 15% or more of the shares of Common Stock of the Company then outstanding, but shall not include (i) the Company, (ii) any Subsidiary (as such term is hereinafter defined) of the Company, (iii) any employee benefit plan or compensation arrangement of the Company or any Subsidiary of the Company, (iv) any Person holding shares of Common Stock of the Company organized, appointed or established by the Company or any Subsidiary of the Company for or pursuant to the terms of any such employee benefit plan or compensation arrangement; or (v) any Person who is approved by resolution of the Board of Directors of the Corporation to become a Beneficial Owner of 15% or more of the shares of Common Stock of the Company then outstanding prior to such Person becoming a Beneficial Owner of 15% or more of the shares of Common Stock of the Company then outstanding (the Persons described in clauses (i) through (v) above are referred to herein as "Exempt Persons"); provided, however, that the term "Acquiring Person" shall not include any Grandfathered Person, unless such Grandfathered Person becomes the Beneficial Owner of a percentage of the shares of Common Stock of the Company then outstanding equal to or exceeding such Grandfathered Person's Grandfathered Percentage.

(2) Effect on Rights Agreement. Except as otherwise amended, all other terms of the Rights Agreement shall remain in full force and effect.

(3) Counterparts. This Amendment 1 may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Amendment 1 transmitted electronically shall have the same authority, effect and enforceability as an original signature.

WITNESS the facsimile signature of the proper officers of the Company as a document under corporate seal, as of the date first written above.

Attested:		DAYSTAR TECHNOLOGIES, INC.

By:	\s\ A. Renee Sutton	By:	\s\ William S. Steckel
		Name:	William S. Steckel
		Title:	Chief Financial Officer

Countersigned:

COMPUTERSHARE TRUST COMPANY, N.A.

By:	Charles Rossi
Name:	Charles Rossi
Title:	President